NUMBER

CERT.9999

CIMARRON SOFTWARE, INC.

SHARES

**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF UTAH

COMMON STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
CIMARRON SOFTWARE, INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________
AUTHORIZED SIGNATURE

President & Chief Executive Officer